Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Fiscal 2011 Second Quarter Results

Quarterly EPS up 20% on net sales increase of 6%;

Second quarter operating profit rose 25%;

Company raises annual revenue and earnings guidance

MINNEAPOLIS, October 28, 2010 — Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $17.8 million, or $0.97 per diluted share, on net sales of $175.8 million for the fiscal 2011 second quarter ended September 30, 2010. Arctic Cat reported net earnings in the prior-year second quarter of $14.8 million, or $0.81 per diluted share, on net sales of $166.3 million.

For the six months ended September 30, 2010, Arctic Cat’s net earnings were $13.3 million, or $0.72 per diluted share, on net sales of $239.2 million. In the first six months of last fiscal year, the company reported net earnings of $8.8 million, or $0.48 per diluted share, on net sales of $235.7 million.

Commented Arctic Cat’s chairman and chief executive officer Christopher A. Twomey: “We are very pleased to report double-digit earnings gains on increased snowmobile and all-terrain vehicle sales in the second quarter. We made further progress on our goal to improve the company’s profitability and strengthen the balance sheet.”

Among the highlights of Arctic Cat’s 2011 second quarter financial results versus the same quarter last year:

•                  Gross margins improved 200 basis points in the quarter and 350 basis points year to date;

•                  Operating profit rose 25 percent to $27.4 million from $21.9 million;

•                  Factory inventory declined 28 percent to $95.9 million from $133.6 million;

•                  Total cash and short-term investments at quarter end rose to $80.9 million from $11.2 million; and

•                  The company has no short- or long-term debt.

“Year to date, we have continued to execute against our objectives to improve gross margins, keep operating expenses flat as a percent of sales, while increasing market share and reducing dealer and factory inventory,” said Twomey. “Our improved sales and earnings results in the fiscal 2011 first half demonstrate the traction we are gaining.”

Business Line Results

Snowmobile sales grew 7 percent to $91.5 million in the second quarter compared to $85.7 million in the prior-year quarter, led by higher international sales to distributors. Year-to-date snowmobile sales increased 5 percent to $108.6 million versus $103.7 million in the same period last year.

All-terrain vehicle (ATV) sales rose 9 percent to $56.6 million in the second quarter versus $51.7 million in the prior-year quarter, chiefly driven by sales of the company’s new Prowler HDX utility vehicle. Year to date ATV sales increased 1 percent to $84.5 million compared to $83.9 million in the first six months of fiscal 2010.

Sales of parts, garments and accessories (PG&A) in the second quarter declined 4 percent to $27.6 million versus $28.8 million in the prior-year quarter, primarily due to the timing of shipments. Year to date, PG&A sales totaled $46.1 million compared to $48.1 million in the year-ago period.

Outlook

“We remain on track to deliver improved operating results and increased profitability again this fiscal year,” Twomey said. “Longer-term, Arctic Cat continues to be well-positioned for further growth when the retail power sports market recovers.”

Arctic Cat is focused on improving its profitability in a continued low-demand recreational vehicle market. The company’s fiscal 2011 outlook includes the following assumptions: ATV industry retail sales declining approximately 15 to 20 percent; snowmobile industry retail sales in a range of up or down approximately 5 percent; Arctic Cat dealer inventories declining 20 to 30 percent; improving gross margins between 200 to 300 basis points; achieving flat operating expense levels as a percent of sales; increasing cash flow from operations; and ending the year with more cash on the balance sheet.

Based on its year-to-date results and expectations of future performance, Arctic Cat is raising its full-year sales and earnings guidance for the current fiscal year ending March 31, 2011. Arctic Cat now estimates fiscal 2011 net sales in the range of $453 million to $463 million. The company now anticipates that fiscal 2011 earnings will be in the range of $0.40 to $0.55 per diluted share, driven by increased international revenue, as well as increased gross margins resulting from favorable commodity costs and lower sales incentives than planned. The company’s previous guidance anticipated fiscal 2011 earnings of $0.18 to $0.33 per diluted share on net sales of $447 million to $460 million.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com.  To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4379096. The telephone replay will be available through Wednesday, November 3, 2010.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales
Snowmobile & ATV Units	$148,166	$137,466	$193,104	$187,554
Parts, Garments & Accessories	27,646	28,834	46,114	48,116
Total Net Sales	175,812	166,300	239,218	235,670
Cost of Goods Sold
Snowmobile & ATV Units	107,280	103,748	149,529	154,090
Parts, Garments & Accessories	17,274	17,341	27,672	28,821
Total Cost of Goods Sold	124,554	121,089	177,201	182,911
Gross Profit	51,258	45,211	62,017	52,759
Operating Expenses
Selling & Marketing	10,405	9,619	16,471	16,041
Research & Development	3,185	3,028	6,410	6,198
General & Administrative	10,287	10,652	18,660	17,286
Total Operating Expenses	23,877	23,299	41,541	39,525
Operating Profit	27,381	21,912	20,476	13,234
Other Income (Expense)
Interest Income	26	—	44	4
Interest Expense	(7)	(175)	(10)	(247)
Total Other Income (Expense)	19	(175)	34	(243)
Earnings Before Income Taxes	27,400	21,737	20,510	12,991
Income Taxes	9,591	6,957	7,179	4,158
Net Earnings	$17,809	$14,780	$13,331	$8,833
Net Earnings Per Share
Basic	$0.98	$0.81	$0.73	$0.49
Diluted	$0.97	$0.81	$0.72	$0.48

Weighted Average Shares Outstanding:
Basic	18,214	18,227	18,202	18,212
Diluted	18,320	18,252	18,404	18,225

	September 30,
Selected Balance Sheet Data:	2010	2009
Cash and Short-term Investments	$80,867	$11,160
Accounts Receivable, net	70,502	68,286
Inventories	95,894	133,605
Total Assets	306,686	287,099
Short-term Bank Borrowings	0	0
Total Current Liabilities	121,770	103,999
Long-term Debt	0	0
Shareholders’ Equity	182,062	177,426

	Three Months Ended September 30,			Six Months Ended September 30,
Product Line Data:	2010	2009	Change	2010	2009	Change
Snowmobiles	$91,525	$85,739	7%	$108,630	$103,656	5%
All-terrain Vehicles	56,641	51,727	9%	84,474	83,898	1%
Parts, Garments & Accessories	27,646	28,834	-4%	46,114	48,116	-4%
Total Sales	$175,812	$166,300	6%	$239,218	$235,670	2%

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Note to Editors:   In a separate news release, Arctic Cat today announced its leadership succession plans.